Exhibit 10.19

AMENDMENT NO.1

TO THE AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment”) to the Amended and Restated Executive Employment Agreement dated October 13, 2022, (the “Agreement”), is made and entered into as of March 27, 2024, by and between MGO Global Inc., a Delaware corporation (the “Company”), and Maximiliano Ojeda, an individual (“Executive”). Each of the Company and Executive is a “Party” to this Amendment and the Company and Executive, collectively, the “Parties” hereto.

RECITALS

WHEREAS, the Company and the Executive desire to amend the Agreement to revise certain terms, conditions and obligations of the Parties with respect to the Executive’s employment in the Company.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

1.	Section 2 of the Agreement is hereby deleted in its entirety, and in its place the following is inserted:

“2. Compensation and Related Matters.

a. Annual Base Salary. Executive shall receive a base salary at the rate of $325,000 per annum (the “Annual Base Salary”), subject to withholdings and deductions and which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board’s Compensation Committee not less than annually and may be adjusted from time to time.

b. Annual Bonus. Commencing in the calendar year 2024 and each calendar year thereafter during Executive’s employment with the Company, Executive will be eligible to receive a discretionary annual performance bonus, with a target achievement of up to 25% of Annual Base Salary (the “Annual Bonus”). The amount of the Annual Bonus that shall be payable shall be based on the achievement of predetermined performance goals to be determined by the Board, in its sole discretion. The amount of any Annual Bonus for which the Executive is eligible shall be reviewed by the Board from time to time. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive in accordance with Company policies, less authorized deductions and required withholding obligations, and is payable within 75 days following the end of the calendar year, ended December 31.

c. Benefits. Executive shall participate in such full-time employee and executive benefit plans and programs as the Company may from time to time offer to senior executives of the Company, subject to the terms and conditions of such plans, including, without limitation, an executive family medical package.

d. Life Insurance. The Company shall directly pay or reimburse the Executive for the premiums of term life and disability insurance policies, up to a maximum of $10,000 annually. If Executive’s employment terminates for any or no reason, the Company shall have no obligation to continue to bear the costs of the life insurance policy for Executive, but Executive may choose to assume responsibility for payments required to continue the policy.

e. Vacation. Executive shall be entitled to 30-days of paid time-off for vacation, as well as sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers in accordance with Company policy. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage his schedule.

f. Business Expenses. The Company shall reimburse the Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

g. Car Allowance. The Company shall provide the Executive an automobile allowance of $1,000 per month during the term of Executive’s employment hereunder.”

2.	Section 3 of the Agreement is hereby deleted in its entirety, and in its place the following is inserted:

“3. Equity Awards.

a. Stock Option. Subject to approval by the Board, on the date determined in accordance with the Company’s established policy, Executive shall be granted a five-year option (the “Option”) to purchase a total of 100,000 shares of the Company’s common stock. The per share exercise price of the Option shall be equal to one hundred ten percent (110%) of the closing price of the Company’s common stock on the trading date immediately preceding the date of the grant, as reported by the Nasdaq Stock Market LLC. The Option shall vest and become exercisable on January 1, 2025. The Option shall otherwise be subject to the terms of the 2022 Equity Incentive Plan pursuant to which it is granted and/or an option award agreement to be entered into between Executive and the Company.

b. Restricted Stock Units. On March 27, 2024, the Executive shall also be granted an award of 100,000 restricted stock units, which shall vest and convert into the shares of the Company’s common stock in equal installments quarterly over 2024 fiscal year.

c. Additional Equity Awards. Executive shall be eligible to be granted additional equity awards in accordance with the Company’s policies as in effect from time to time, as recommended by the Compensation Committee and approved by the Board of Directors.”

4.

Except as set forth above, all of the terms, conditions and provisions of the Agreement shall be and remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. This Amendment shall be effective as of January 1, 2024.

[SIGNATURE PAGE TO THE AMENDMENT FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on the date first written above.

“COMPANY”
MGO GLOBAL INC.

Signature

Dana Perez
Print Name

Chief Financial Officer
Title

“EXECUTIVE”
Maximiliano Ojeda

Executive’s Signature